IQST – iQSTEL Reaches Profitability Ahead Of Forecast On 33% Q3 Revenue Growth To $21.94M On Track To Meet Or Exceed $90M In Revenue By Yearend

New York, NY, Nov. 14, 2022 -- iQSTEL, Inc. (OTCQX: IQST) today announced filing its Q3 financial report for FY 2022. The company realized a 33% increase in revenue to $21.94 million in Q3 compared to the same period in 2021.  YTD revenue through September 30, 2022, is over $65 million keeping the company well on track to meet or exceed its $90 million 2022 annual revenue forecast. Notably, iQSTEL reported its first operating and consolidated income positive period in Q3 achieving one of the company´s financial objectives for FY-2022 earlier than anticipated. Stockholder’s equity increased 172% to $9.2 million compared to Q3 2021 surpassing the Nasdaq minimum listing requirement and further supporting the company’s Nasdaq up-listing intentions.

Summary Financials Q3 2021 vs Q3 2022
Statements of Operations	Q3 2021	Q3 2022%		Direction
Revenues (Million US$)	16.52	21.94	33%	Increase
Gross Profit (Revenue %)	5.09%	5.99%	18%	Increase
Gross Profit (US$)	841,052	1,314,960	56%	Increase
Operating (Loss) Income (US$)	(116,143)	58,813	-151%	Reduction
Consolidated Net (Loss) Income (US$)	(111,218)	27,312	-125%	Reduction
Balance Sheet	Q2 2021	Q2 2022	Variation	Direction
Cash (US$)	1,190,804	1,294,981	9%	Increase
Assets (Million US$)	7.58	12.22	61%	Increase
Liabilities (Million US$)	4.20	3.02	-28%	Reduction
Stockholders´ Equity (Million US$)	3.38	9.20	172%	Increase

The company continues to demonstrate positive financial and commercial trends quarter to quarter and year to year. Management anticipates the company’s growth trends to continue.

Summary Financials Q2 2022 vs Q3 2022
Statements of Operations	Q2 2022	Q3 2022%		Direction
Revenues (Million US$)	23.70	21.94	-7%	Reduction
Gross Profit (Revenue %)	3.57%	5.99%	68%	Increase
Gross Profit (US$)	846,274	1,314,960	55%	Increase
Operating (Loss) Income (US$)	(298,178)	58,813	-120%	Reduction
Consolidated Net (Loss) Income (US$)	(285,457)	27,312	-110%	Reduction
Balance Sheet	Q2 2022	Q3 2022%		Direction
Cash (US$) (See Notes)	1,645,937	1,294,981	-21%	Reduction
Assets (Million US$)	12.90	12.22	-5%	Reduction
Liabilities (Million US$)	3.86	3.02	-22%	Reduction
Stockholders´ Equity (Million US$)	9.04	9.20	2%	Increase

Notes:
1) The Cash reduction includes the effects of Whisl and Smartbiz acquisitions
2) The company reached break-even point in Q3.

A full analysis of the company’s overall improving financial performance displayed in a variety of charts and graphs is available at the following link:

http://bit.ly/IQSTELFinancialEvolutionQ3_2022

About iQSTEL Inc.:

iQSTEL Inc. (OTCQX: IQST) (www.iQSTEL.com) is a US-based publicly listed company holding an Independent Board of Directors and Audit Committee with a presence in 19 countries and 70 employees offering leading-edge services through its four business lines. The Telecom Division (www.iqstelecom.com), which represents the majority of current operations, offers VoIP, SMS, proprietary Internet of Things (IoT) solutions, and international fiber-optic connectivity through its subsidiaries: Etelix, SwissLink, Smartbiz, Whisl, IoT Labs, and QGlobal SMS. The Fintech business line (www.globalmoneyone.com) (www.maxmo.vip) offers a complete Fintech ecosystem MasterCard Debit Card, US Bank Account (No SSN Needed), Mobile App/Wallet (Remittances, Mobile Top Up, Buy/Sell Crypto). Our Fintech subsidiary, Global Money One, is to provide immigrants access to reliable financial services that make it easier to manage their money and stay connected with their families back home. The BlockChain Platform Business Line (www.itsbchain.com) offers our proprietary Mobile Number Portability Application (MNPA) to serve the in-country portability needs through its subsidiary, itsBchain. The Electric Vehicle (EV) Business Line (www.evoss.net) offers electric motorcycles to work and have fun in the USA, Spain, Portugal, Panama, Colombia, and Venezuela. EVOSS is also working on the development of an EV Mid Speed Car to serve the niche of the 2nd car in the family.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.

IR US Phone: 646-740-0907

IR Email: investors@iqstel.com

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